Cytokinetics, Incorporated:
Jodi L. Goldstein
Manager, Corporate Communications and Marketing
(650) 624-3000

CYTOKINETICS, INCORPORATED
REPORTS FOURTH QUARTER AND YEAR END HIGHLIGHTS AND 2011 FINANCIAL RESULTS

Company Provides Financial Guidance and Expected Milestones for 2012

Ongoing Phase II Trials of Omecamtiv Mecarbil and CK-2017357
Inform Next Steps in Clinical Development Programs

SOUTH SAN FRANCISCO, CA, February 2, 2012 – Cytokinetics, Incorporated (Nasdaq: CYTK) reported total research and development revenues of $0.8 million for the fourth quarter of 2011. The net loss for the fourth quarter was $11.9 million, or $0.16 per basic and diluted share. This compared to a net loss of $11.6 million, or $0.17 per basic and diluted share, for the same period in 2010. As of December 31, 2011, cash, cash equivalents and investments, excluding restricted cash, totaled $49.0 million.

“In recent months, we made important progress in both of our ongoing Phase II clinical trials programs. CK-2017357 was the subject of a key presentation at the 22nd International Symposium on ALS and Motor Neurone Disease and we initiated two additional Phase II multi-dose clinical trials with this novel fast skeletal muscle troponin activator,” stated Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “In addition, the ongoing Phase IIb trial of intravenous omecamtiv mecarbil is enrolling patients in over 100 centers internationally and preparations are underway for Amgen’s initiation of the next trial, which will evaluate the pharmacokinetics of multiple oral forms of our novel cardiac myosin activator in healthy volunteers. In 2012, we look forward to the potential for promising developments across both programs.”

Fourth Quarter 2011 Company Highlights

Cardiac Muscle Contractility

Omecamtiv Mecarbil

•	The international, randomized, double-blind, placebo-controlled, Phase IIb clinical trial of an intravenous formulation of omecamtiv mecarbil, known as ATOMIC-AHF (Acute Treatment with Omecamtiv Mecarbil to Increase Contractility in Acute Heart Failure), continues to dose patients in its first cohort of 200 planned patients. This trial, sponsored by Amgen in collaboration with Cytokinetics, is designed to evaluate the safety and efficacy of omecamtiv mecarbil in patients with left ventricular systolic dysfunction who are hospitalized with acute heart failure. Additional information about ATOMIC-AHF can be found at www.clinicaltrials.gov.

•	During the quarter, Cytokinetics and Amgen agreed to additional joint research activities through 2012 under the research plan directed to next-generation compounds in our cardiac muscle contractility program. Under our collaboration agreement, Amgen will reimburse Cytokinetics for the agreed research activities it performs.

Skeletal Muscle Contractility

CK-2017357

•	In December, at the 22nd International Symposium on ALS and Motor Neurone Disease in Sydney, Australia, Cytokinetics presented data from Part A of CY 4024, an ongoing Phase II, randomized, double-blind, placebo-controlled, multiple dose, safety, tolerability, pharmacokinetic and pharmacodynamic clinical trial of CK-2017357 in patients with ALS who are not receiving riluzole. Data from Part A of this trial demonstrated that CK-2017357 appeared well-tolerated at all dose levels evaluated which ranged from 125 mg to 375 mg, once daily, for two weeks, and that plasma concentrations of CK-2017357 increased in proportion with dose. The incidence and persistence of dizziness appeared dose-related but was mild in severity in all patients who completed study drug treatment. Most reports of dizziness began early after initiating treatment and resolved spontaneously within the first week of treatment in all but one patient who nevertheless completed the trial. No serious adverse events were reported.

•	Cytokinetics initiated Part B of CY 4024, which is identical in design to Part A of the trial except that Part B is enrolling patients with ALS who are also receiving riluzole. Additional information about this trial can be found at www.clinicaltrials.gov.

•	Cytokinetics initiated CY 4025, a randomized, double-blind, placebo-controlled, multiple dose Phase II dose-titration clinical trial of CK-2017357 in patients with ALS. Additional information about this trial can be found at www.clinicaltrials.gov.

•	Cytokinetics continues to enroll and dose patients in its Phase IIa Evidence of Effect clinical trial of CK-2017357 in patients with generalized myasthenia gravis (MG). This clinical trial and preclinical research on MG is funded by a grant from the National Institute of Neurological Disorders and Stroke (NINDS). Additional information about this trial can be found at www.clinicaltrials.gov.

Other Non-Clinical Development and Pre-Clinical Research

•	Cytokinetics continued investigational new drug application (IND)-enabling studies of CK-2127107, a selective, fast skeletal muscle troponin activator. CK-2127107 is a potential drug candidate that has arisen from Cytokinetics’ optimization of a different chemical series than that which produced CK-2017357.

•	Cytokinetics continues to conduct research in its smooth muscle myosin inhibitor program.

Corporate

•	During the quarter, Cytokinetics announced a restructuring of the company’s workforce and operations in connection with its continued commitment to focus resources primarily on the development of its later-stage development programs for omecamtiv mecarbil and CK-2017357. Cytokinetics incurred restructuring charges of $1.2 million in the fourth quarter of 2011, primarily associated with personnel-related termination costs.

Financials

Revenues for the fourth quarter of 2011 were $0.8 million, compared to $1.1 million during the same period in 2010. Revenues for the fourth quarter of 2011 included $0.5 million of grant revenue from the NINDS and $0.3 million of revenue under our collaboration with Global Blood Targeting, Inc. Revenues for the fourth quarter of 2010 of $1.1 million were derived from $0.7 million in U.S. Department of the Treasury’s (DOT) Section 48D grants, $0.3 million from NINDS grant revenue, and $0.1 million of reimbursements in program expenses under the Amgen collaboration agreement.

Total research and development (R&D) expenses in the fourth quarter of 2011 were $8.6 million, compared to $9.2 million for the same period in 2010. The $0.6 million decrease in R&D expenses for the fourth quarter of 2011, compared to the same period in 2010, was primarily due to decreases in personnel-related costs, laboratory expense and facility-related costs, partially offset by an increase in clinical outsourced expenses.

Total general and administrative (G&A) expenses for the fourth quarter of 2011 were $2.9 million, compared to $3.6 million for the same period in 2010. The $0.7 million decrease in G&A expenses in the fourth quarter of 2011, compared to the same period in 2010, was primarily due to decreased personnel-related costs and legal expenses.

The company incurred restructuring charges of $1.2 million in the fourth quarter of 2011, primarily associated with personnel-related termination costs. The majority of the severance payments were paid out in the fourth quarter of 2011.

Revenues for the twelve months ended December 31, 2011 were $4.0 million, compared to $2.6 million for the same period in 2010. Revenues for the twelve months of 2011 included $2.0 million of reimbursements in program expenses under the Amgen collaboration, $1.7 million of grant revenue from the NINDS, and $0.3 million of revenue from our collaboration with Global Blood Targeting, Inc. Revenues for the twelve months of 2010 of $2.6 were derived from $1.5 million of reimbursements in program expenses from Amgen under the collaboration agreement, $0.7 million in U.S. DOT Section 48D grant revenue and $0.4 million in NINDS grant revenue.

Total R&D expenses for the twelve months ended December 31, 2011 were $37.2 million, compared to $38.0 million for the same period in 2010. The $0.8 million decrease in R&D expenses for the twelve months of 2011, compared to the same period in 2010, was primarily due to decreases in personnel and facility related costs, partially offset by increases in clinical and preclinical outsourcing costs and laboratory expenses.

Total G&A expenses for the twelve months ended December 31, 2011 were $13.6 million, compared to $14.2 million for the same period in 2010. The $0.6 million decrease in G&A spending for the twelve months of 2011, compared to the same period in 2010, was primarily due to decreased personnel-related costs and legal expenses, partially offset by higher financial services costs.

The company incurred restructuring charges of $1.2 million for the twelve months ended December 31, 2011, primarily associated with personnel-related termination costs.

The net loss allocable to common stockholders for the twelve months ended December 31, 2011, was $50.7 million, or $0.72 per basic and diluted share, which includes a one-time, non-cash deemed dividend of $2.9 million related to the beneficial conversion feature of the Series A Convertible Preferred Stock, which was issued in April 2011. This is compared to a net loss of $49.3 million, or $0.77 per basic and diluted share, for the same period in 2010.

Financial Guidance for 2012

Cytokinetics also announced its financial guidance for 2012. The company anticipates revenue will be in the range of $4 to $5 million, cash R&D expenses will be in the range of $30 to $33 million, and cash G&A expenses will be in the range of $11 to $12 million. This financial guidance is on a cash basis and does not include an estimated $4.7 million in non-cash related operating expenses primarily related to stock compensation expense. In addition, this guidance does not reflect potential revenue from potential collaborations with other partners.

Annual Stockholders’ Meeting

Cytokinetics’ Annual Stockholders’ Meeting will be held at the Embassy Suites Hotel located at 250 Gateway Boulevard in South San Francisco, CA at 10:00 AM on Tuesday, May 22, 2012.

Company Milestones

Cardiac Muscle Contractility

Omecamtiv Mecarbil

•	In the first half of 2012, a decision regarding the potential progression to the second cohort of the ATOMIC-AHF clinical trial is anticipated following a review of data from the first cohort by an independent data monitoring committee.

•	In early 2012, Cytokinetics anticipates that Amgen will initiate a study designed to assess the safety, tolerability and pharmacokinetics of multiple oral formulations of omecamtiv mecarbil in healthy volunteers.

•	Cytokinetics and Amgen are discussing plans for the initiation of an additional clinical trial designed to assess the safety, tolerability and pharmacokinetics of oral omecamtiv mecarbil in stable heart failure patients. Cytokinetics expects to provide updated guidance on the timing of this trial following further discussions with Amgen.

Skeletal Muscle Contractility

CK-2017357

•	In the first half of 2012, Cytokinetics anticipates that data will be available from Part B of the ongoing Phase II, multiple-dose, safety, tolerability, pharmacokinetic and pharmacodynamic clinical trial of CK-2017357 in patients with ALS who are also receiving riluzole (CY 4024). We are planning for a platform presentation relating to this clinical trial at the American Academy of Neurology 64th Annual Meeting in New Orleans, LA, on April 25, 2012.

•	In the first half of 2012, Cytokinetics anticipates that data will be available from its ongoing Phase II dose-titration clinical trial of CK-2017357 in patients with ALS (CY 4025). We are planning for a poster presentation relating to this clinical trial at the American Academy of Neurology 64th Annual Meeting in New Orleans, LA, on April 25, 2012.

•	In the first half of 2012, Cytokinetics anticipates that data will be available from its ongoing Phase IIa Evidence of Effect clinical trial of CK-2017357 in patients with generalized myasthenia gravis (CY 4023).

•	In 2012, Cytokinetics anticipates having additional meetings with each of U.S. and European regulatory authorities to discuss the development of CK-2017357 as a potential treatment for patients with ALS, including potential registration strategies.

•	By the end of 2012, Cytokinetics anticipates filing an IND for CK-2127107.

Conference Call and Webcast Information

Members of Cytokinetics’ senior management team will review the company’s fourth quarter and year-end results via a webcast and conference call today at 4:30 PM Eastern Time. The webcast can be accessed through the Investor Relations section of the Cytokinetics’ website at www.cytokinetics.com. The live audio of the conference call can also be accessed by telephone by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (international) and typing in the passcode 21511727.

An archived replay of the webcast will be available via Cytokinetics’ website until February 28, 2012. The replay will also be available via telephone by dialing (855) 859-2056 (United States and Canada) or (404) 537-3406 (international) and typing in the passcode 21511727 from February 2, 2012 at 5:30 PM Eastern Time until February 9, 2012.

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil, is in clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide (excluding Japan) to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing CK-2017357, a skeletal muscle activator, as a potential treatment for diseases and conditions associated with aging, muscle wasting or neuromuscular dysfunction. CK-2017357 is currently the subject of a Phase II clinical trials program and has been granted orphan-drug designation by the U.S. Food and Drug Administration for the potential treatment of amyotrophic lateral sclerosis, a debilitating disease of neuromuscular impairment in which CK-2017357 demonstrated potentially clinically relevant pharmacodynamic effects in a Phase IIa trial. Cytokinetics is also conducting research of compounds that inhibit smooth muscle contractility and which may be useful as potential treatments for diseases and conditions associated with excessive smooth muscle contraction, such as bronchoconstriction associated with asthma and chronic obstructive pulmonary disorder (COPD). All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s Safe Harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Cytokinetics’ financial guidance, including expected restructuring charges and R&D and G&A expenses for 2012; Cytokinetics’ and its partners’ research and development activities, including the initiation, enrollment, conduct, design, size, scope, progress and results of clinical trials of omecamtiv mecarbil and CK-2017357, the significance and utility of clinical trial results and the anticipated timing for the availability of clinical trial results; and the properties and potential benefits of Cytokinetics’ drug candidates and potential drug candidate.. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approvals for trial commencement, progression or product sale or manufacturing, or production of Cytokinetics’ drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for or conduct of clinical trials may be difficult or delayed, Cytokinetics’ drug candidates may have adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration (FDA) or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, the FDA may not grant CK-2017357 orphan drug exclusivity in ALS even if it is approved for marketing, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; Amgen’s decisions with respect to the design, initiation, conduct, timing and continuation of development activities for omecamtiv mecarbil; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing necessary to conduct development of its products on acceptable terms, if at all; funding from the National Institute of Neurological Disorders and Stroke may not be available in future periods; Cytokinetics may be unable to enter into future collaboration agreements for its drug candidates and programs on acceptable terms, if at all; standards of care may change, rendering Cytokinetics’ drug candidates obsolete; competitive products or alternative therapies may be developed by others for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates may target; and risks and uncertainties relating to the timing and receipt of payments from its partners, including milestones and royalties on future potential product sales under Cytokinetics’ collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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Cytokinetics, Incorporated
Condensed Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Revenues:
Research and development	$757	$1,099	$4,000	$2,577

Total revenues	757	1,099	4,000	2,577

Operating Expenses:
Research and development	8,599	9,161	37,182	38,013
General and administrative	2,863	3,570	13,590	14,199
Restructuring charges	1,192	—	1,192	—

Total operating expenses	12,654	12,731	51,964	52,212

Operating loss	(11,897)	(11,632)	(47,964)	(49,635)
Interest and other, net	20	19	104	172

Loss before income taxes	(11,877)	(11,613)	(47,860)	(49,463)
Income tax benefit	—	—	—	176

Net loss	(11,877)	(11,613)	(47,860)	(49,287)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	(2,857)	—

Net loss allocable to common stockholders	$(11,877)	$(11,613)	$(50,717)	$(49,287)

Net loss per share allocable to common stockholders – basic and diluted	$(0.16)	$(0.17)	$(0.72)	$(0.77)
Weighted average shares used in computing net loss per share allocable to common stockholders - basic and diluted	72,775,298	66,365,271	70,799,637	64,165,085

Cytokinetics, Incorporated
Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$18,833	$17,514
Short term investments	30,190	54,125
Related party receivables	14	46
Other current assets	2,103	1,813

Total current assets	51,140	73,498
Long-term investments	—	1,206
Property and equipment, net	1,310	2,321
Restricted cash	196	788
Other assets	127	179

Total assets	$52,773	$77,992

Liabilities and stockholders’ equity
Current liabilities	$4,592	$7,324
Long-term obligations	3	152
Stockholders’ equity	48,178	70,516

Total liabilities and stockholders’ equity	$52,773	$77,992